The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-163137
Subject to Completion. Dated November 16, 2009
PRELIMINARY PROSPECTUS SUPPLEMENT
(to prospectus dated November 16, 2009)
Longtop Financial Technologies Limited
3,700,000 American Depositary Shares
Representing
3,700,000 Ordinary Shares
          This is a public offering of American depositary shares, or ADSs, of Longtop Financial Technologies Limited. We are offering 3,700,000 ADSs. Each ADS represents one ordinary share.
          Our ADSs are traded on the New York Stock Exchange under the symbol “LFT.” On November 13, 2009, the last reported sale price of our ADSs on the New York Stock Exchange was $29.92 per ADS.
          Investing in our ADSs involves risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses	US$	US$
We have granted the underwriters an option to purchase up to 555,000 ADSs to cover over-allotments.

Deutsche Bank Securities	Morgan Stanley

William Blair & Company	Janney Montgomery Scott	Kaufman Bros., L.P.	Macquarie Capital	Needham & Company, LLC
The date of this prospectus supplement is                     , 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT
          This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated herein by reference, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is accurate only as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of our ADSs.
          Unless the context requires otherwise, when used in this prospectus supplement,
•	“Longtop,” “we,” “us,” “our company,” and “our” refer to Longtop Financial Technologies Limited, its predecessor and its subsidiaries and affiliated entities;

•	“China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau;

•	“shares” or “ordinary shares” refers to our ordinary shares par value US$0.01 per share;

•	“ADSs” refers to our American depositary shares, each representing one ordinary share;

•	“Renminbi” or “RMB” refers to the legal currency of China;

•	“$,” “US$”,“dollars” or “U.S. dollars” refers to the legal currency of the United States; and

•	“SEC” refers to the United States Securities and Exchange Commission.
          Unless otherwise noted, all translations from RMB to U.S. dollars in this prospectus supplement were made at the rates of exchange existing on the balance sheet date for balance sheet data, and using weighted average rates for the applicable periods for statements of operations data. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On November 6, 2009, the noon buying rate was RMB6.8266 to $1.00.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference into this prospectus supplement, including “Risk Factors” and the financial statements, before making an investment decision.
Our Business
          We are a leading provider of software and IT services targeting the financial services industry in China, and we were named the 2008 market share leader in China for banking IT solutions and second in market share in China for insurance IT solutions by International Data Corporation, or IDC. We develop and deliver a comprehensive range of software solutions with a focus on meeting the rapidly growing IT needs of financial institutions in China. Our software solutions may be broadly classified into four categories: channel, business, management and other value-added, covering major categories of information technology requirements for financial institutions in China. We sell both custom-designed and standardized software solutions that are integrated into our clients’ existing IT hardware and software infrastructure. We additionally provide other services, such as ATM maintenance, system integration and IT maintenance services, to our clients.
          Our clients are primarily banks, insurance companies and some large state owned enterprises in China. We have extensive client relationships with three of the four largest state-controlled national banks, or Big Four Banks, namely China Construction Bank, Agricultural Bank of China and Bank of China. We also provide services to most of the 13 national commercial banks, China Postal Savings Bank and leading city commercial banks in China. In addition, we work with the four biggest life insurance companies in China and four of the five largest property insurance companies in China. Through our acquisition of Sysnet Info-tech Corporation, or Sysnet, during the quarter ended June 30, 2009 we have began working with China Life, the largest life insurance company in China, and PICC, the largest property insurance company in China.
Our Industry
          Financial services institutions globally have spent heavily on IT for many years. In the fast-paced, competitive financial services industry, companies are increasingly relying on flexible and reliable IT infrastructure to gain competitive advantages.
          China’s GDP grew at a rate of 9.0% in 2008, despite the current global economic downturn, and, while China’s GDP was slower during the first half of 2009, the World Bank, in its November 2009 China Quarterly Update, has projected that China’s GDP will expand at 8.4% for the full 2009 calendar year. China’s financial services industry, which expects a limited impact by the current global financial crisis, has continued its rapid expansion in recent years. Similar to their global peers, Chinese financial services institutions, particularly banks and insurance companies, have been increasing IT spending to manage both growth and growing business complexity. Compared to developed economies, China’s financial services industry is different in many aspects, including business organization, operating procedures, customer preferences and level of sophistication in products and services. In addition, the regulatory environment in China is also in a state of change, and the Chinese government has introduced a number of key reforms in the sector. As a result, China’s financial services industry needs highly specialized IT products and service providers who understand China’s domestic market and regulatory environment.
Our Competitive Strengths
          We believe the following strengths differentiate us from our competitors and enable us to attain a leadership position in the financial services IT market in China.
•	Market leader with extensive financial services expertise. Since inception, we have focused on the financial services industry and have thirteen years of experience navigating the complex and rapidly changing financial services environment in China. For 2008, IDC named us the market share leader in China for banking IT solutions and second in market share in China for insurance IT solutions. We believe our recognition as a market leader, our deep industry knowledge, our consistent focus on the financial services industry and our broad solution and service offerings combine to provide us a unique advantage over competitors that lack our market focus, industry expertise or sizable range of solutions and services.
•	Comprehensive solution and service offerings. We offer a broad range of customized and standardized software solutions addressing major categories of information technology needs of financial institutions in China. We offer consulting, implementation and customer support services related to our software solutions to our clients. We additionally offer system integration, IT system management and ATM maintenance services. Our broad solution and services offerings provide us with multiple access points to engage our clients and build long-term relationships over the various stages of their information system development. We believe this in turn generates valuable opportunities to cross-sell our other solutions and services.

•	Established relationships with leading financial institutions in China. We count among our clients three of the Big Four Banks, most of the 13 national commercial banks and four of the five major life insurance companies in China. Our relationships with market leaders in the Chinese financial services industry provide us with a reputation, industry knowledge, operational expertise and credibility that we can leverage in marketing to other market participants. These relationships also afford us opportunities to work on cutting-edge solutions that we can subsequently adapt for broader commercialization. As our clients generally prefer to maintain continuity and compatibility among their various systems, we believe our existing relationships favorably position us for selection to address our clients’ future IT needs. We further believe that our continued client relationships allow us to build client trust, anticipate their information technology needs and allow us to better direct our research and development efforts and effectively market to them our solutions and services.

•	Strong solution and service development capability. Our solution development efforts are led by our senior management, most of whom have computer science, mathematics or engineering backgrounds. Our engineers work primarily in our six solution delivery centers located in Xiamen, Beijing, Shanghai, Chengdu, Guangzhou and Tianjin. Our software development has reached level four out of the five levels certified under CMMI, the de facto standard for software integration and development capabilities. Our quality control process is ISO9001 certified. We use a component-based approach in the software development process that enables us to redeploy relevant modules for future solutions or to repackage them as stand-alone standardized solutions.

The primary goal of our research efforts is to develop solutions that may be strategically implemented and commercialized. As an investment in our long-term growth, we fund and operate three research centers that focus on the core technologies underlying our software solutions and solution protocols, with 250 engineers dedicated to the research conducted by the centers. We have recently developed a treasury management solution and an asset management system for large, state-owned enterprises, as well as a number of business intelligence applications and operational risk management solutions. Our commitment to research and development and our focus on commercializing our research results will further enhance our competitive edge in the market with the ability to provide a broad range of quality software solutions and the potential for sustained long-term growth.

•	Scalable, nationwide delivery and service platform. We operate six delivery centers located in Xiamen, Beijing, Shanghai, Chengdu, Guangzhou and Tianjin and 95 centers primarily for ATM services throughout 27 provinces in China. Our nationwide delivery and service platform allows us to tap into local talent pools, manage development and service costs, shorten service response time and build closer relationships with clients locally. At the same time, our closely integrated delivery and service centers allow us to leverage a multitude of talent within our entire network and build development and service teams across regions based on the combination of skills demanded by a particular project.

•	Proven management with successful track record. Our senior management team consists of computer scientists and engineers with extensive management experience in the IT industry. Our management team brings us complementary skills in the areas of software development and services, operations, finance, and sales and marketing. Under the leadership of our senior management team, we have substantially expanded our operations and solution lines, and achieved significant revenue growth.
Our Strategy
     Our goal is to become the dominant leader in software development and IT services for the financial services industry in China and expand globally. We intend to achieve this goal by implementing the following strategies: —
•	Strengthen relationships with key clients. Our clients include leaders in the financial services industry in China. We expect our clients’ IT needs to evolve as they address an increasingly competitive market, continue their modernization process and offer their customers progressively more sophisticated and innovative solutions and services. This requires substantial IT investments to revamp legacy systems, build new infrastructures and meet increased demands on internal management of work processes, resources and risk. We intend to address IT demand from these large financial institutions and increase the sales of our solutions and services by implementing, among others, the following measures: maintain high level of client satisfaction, anticipate client needs, organically expand with our clients and actively identify cross-selling opportunities.

•	Diversify our client base and service offerings to capture new growth opportunities. We believe our technological know-how, our cost-effective modular and streamlined design and implementation approach, our broad solution and service offerings and our deep industry knowledge will be attractive to potential financial services clients in banking, insurance and other financial services sectors in China and globally. We plan to capture growth opportunities in these and other areas: Big Four Banks, national and city commercial banks, insurance providers, other enterprises such as tobacco and oil companies and international financial services providers.

Continue to enhance our development and delivery capabilities. We will continue to commit significant financial and human resources to solution development and research and improve on our development process. In our development effort, we will continue to emphasize the exploitation of research results to create commercially viable solutions. We will further leverage the know-how from our custom-design and implementation process to develop and introduce standardized solutions with higher profit margins for a wider market. We will continue to fund basic research at our research centers and labs and increase our collaboration with universities and research facilities. We will expand our product lines by leveraging our domestic relationship as well as through co-operations with international players. We will also enhance support for our development and delivery initiatives by introducing sales teams dedicated to product lines.

•	Attract and retain quality employees. To enhance our development efforts and to support our growth objectives, we intend to continue to attract additional skilled and experienced software engineering and project management personnel. We also intend to hire and retain additional sales and service personnel with client and industry knowledge. We will continue to build a strong management team with in-house talent and recruit additional management talent as needed. We will continue to leverage our research centers and external resources to provide training programs for our employees.

•	Pursue acquisitions and alliances that fit with our core competencies and growth strategy. The current financial services software solution and IT services market is fragmented, presenting consolidation opportunities. We have completed nine acquisitions since 2003. We acquired Advanced Business Services (Beijing) Co., Ltd., or ABS, an integration services provider, in 2006, and Guangzhou FEnet Information Technologies Co., Ltd., or FEnet, a software developer focused on business intelligence, in 2007. During our fiscal year ended March 31, 2009, we acquired Beijing Huayuchang

Tongchuang Co-Founder Technology Company, or Huayuchang, a provider of ATM maintenance services; certain business and assets from Precision Hightech Company Ltd., or Puji, a provider of core banking technology services to small banks in China; and Beijing Jactus Labs Software Technology Company Limited, or Jactus, a provider of professional testing services for financial institutions. In addition, we acquired control, through contractual arrangements, of three small companies that provide certain telecommunication services, such as domain name sales and online hosting services. In the first quarter, ended June 30, 2009, of our 2010 fiscal year, we acquired Sysnet, an IT services provider focused on China’s insurance industry. We intend to selectively pursue additional acquisitions to access new sectors or new clients, expand our solution and service offerings and/or strengthen our market leadership position. We may also seek overseas acquisitions in the financial services IT market. We also plan to continue forging strategic alliances with complementary businesses and technologies.
Our Solutions and Services
          We design and develop software solutions and provide support and maintenance services primarily targeting the financial services industry in China.
Software Development
          Our software development operation consists of the following:
•	Custom-designed software development. Our development team consults with clients and works independently or with a client team to translate their business needs into software protocols and, after repeated testing, into workable solutions. Our project management team oversees and ensures the quality of the entire development process.

•	Standardized software development. We leverage our customized software development efforts, including related platforms, modules, or elements, and our internal research and development efforts, to develop standardized solutions. We have successfully marketed these solutions to financial institutions of varying sizes and needs.

•	Software maintenance. Beyond our standard twelve-month warranty covering maintenance and repairs for any software solution defects, we offer fee-based, stand-alone supplemental warranty and service contracts that are typically for duration of twelve months.
          The solutions and services we offer to our financial institution clients, based on a combination of custom-designed software, standardized software and third-party software, cover all major categories of their information technology needs. The following chart illustrates select solutions we have provided in each of our channel-related, business-related, management-related and business intelligence categories.

Channel-Related Solutions	ATM Teller system Online banking Customer Relationship Management (CRM) Enterprise Customer Information Facility (ECIF)

Business-Related Solutions	International trade finance Payment and settlement SWIFT Intermediary business

Management-Related Solutions	Enterprise resources management Credit and risk management Office automation

Human Resource Management Regulatory Reporting and Compliance Treasury Management

Business Intelligence	Decision support system Enterprise data warehouse Operational data storage (ODS) Data mining Analytical CRM and various analytic applications Reporting
Other Services
          We also offer other services to address IT needs unrelated to software development, which include ATM maintenance services, system integration services and miscellaneous services such as consulting, IT system management and other supplementary technology-related services.

THE OFFERING

ADSs offered by us in the offering	3,700,000 ADSs (4,255,000 ADSs if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents one ordinary share, par value $0.01 per share.

Total ADSs outstanding immediately after this offering	39,376,634 ADSs (39,931,634 ADSs if the underwriters exercise their over-allotment option in full)[1].

Total outstanding shares immediately after this offering	55,391,623 shares (55,946,623 shares if the underwriters exercise their over-allotment option in full)[2].

Depositary for the ADSs	Deutsche Bank Trust Company Americas

The depositary will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may surrender your ADSs to the depositary to withdraw the Ordinary Shares underlying your ADSs. The depositary will charge you a fee for such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section entitled “Description of American Depositary Shares” which is incorporated by reference herein from our prospectus dated October 24, 2007 with respect to our Registration Statement on Form F-1 (File No. 333-146437). You should also read the deposit agreement, which is attached as an exhibit to our registration statement on Form F-6 (File No. 333-146783).

Dividend policy	We currently intend to retain most, if not all, of our existing funds and any future earnings to operate and expand our business and therefore do not intend to declare or pay cash dividends on our ordinary shares in the near to medium term.

Timing and settlement of ADSs	The ADSs are expected to be delivered against payment on or about , 2009.

The ADRs evidencing the ADSs are deposited with a custodian for, and registered in the name of Cede & Co., a nominee of the Depository Trust Company, or DTC in New York, New York. DTC and its direct and indirect participants maintain records that show

[1]	Calculated based on 35,676,634 ADSs outstanding as of September 30, 2009.

[2]	Calculated based on 51,691,623 shares outstanding as of September 30, 2009.

the beneficial interests in the ADSs and facilitate any transfers of beneficial interests.

Listing	Our ADSs are listed on the New York Stock Exchange. Our ordinary shares are not and will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

New York Stock Exchange symbol	LFT

Use of proceeds	We will receive net proceeds from this offering of approximately US$ million, after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us. We intend to use the net proceeds we receive from this offering for potential acquisitions and for general corporate purposes. See “Use of Proceeds” and “Recent Developments—Acquisition Strategy; Potential Acquisition” for additional information.

Lock-up	Subject to certain exceptions, we and the members of our Board of Directors, our Chairman of the Board, our chief executive officer and our chief financial officer have agreed with the underwriters not to sell, transfer or dispose of any ADSs or ordinary shares for a period of 90 days after the date of this prospectus supplement. See “Shares Eligible for Future Sale” and “Underwriting.”

Risk factors	See “Risk Factors” and other information included in and incorporated by reference in this prospectus supplement and the accompanying prospectus, as such factors may be amended, updated or modified periodically in our reports filed with the SEC, for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below:
•	Our registration of American Depositary Shares evidenced by American Depositary Receipts on Form F-6 (File No. 333-146783) filed with the SEC on October 18, 2007;

•	The section “Description of American Depositary Shares” in the final prospectus for our initial public offering filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on October 24, 2007 with respect to our Registration Statement on Form F-1 (File No. 333-146437);

•	Our Annual Report on Form 20-F for the year ended March 31, 2009 (File No. 001-33722), filed with the SEC on June 29, 2009;

•	Our Report on Form 6-K furnished to the SEC on November 16, 2009; and

•	All of our future Annual Reports on Form 20-F and any report on Form 6-K where we indicate in the report that it is incorporated by reference into this prospectus supplement, until all of the securities offered by this prospectus supplement are sold.
     You may obtain copies of these filings free of charge by writing to us at Longtop Financial Technologies Limited, 15/F, Block A, Chuangxin Building, Software Park, Xiamen 361005, People’s Republic of China, Attn.: Chief Financial Officer, or by telephoning us at +86-592-2396888 or emailing ir@longtop.com.
     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus supplement, you should rely on the statements made in the most recent document. Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
     You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS
          You should carefully consider the risks described below, in our annual report on Form 20-F for the year ended March 31, 2009 and in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our ADSs. The risks described below, incorporated by reference in this prospectus supplement and described in the accompanying prospectus are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, incorporated by reference in this prospectus supplement or described in the accompanying prospectus, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risk Related to Our Business
We may be unsuccessful in identifying, acquiring and integrating suitable acquisition candidates, which could adversely affect our growth.
          Historically, we have added new solutions or services, acquired additional clients and entered new markets through acquisitions and expect acquisitions will contribute to our future growth. Recently, we have begun to consider larger acquisitions, which individually or in the aggregate could equal or exceed the net proceeds received by us from this offering. We may be unable, however, to identify suitable future acquisition candidates. Even if we identify suitable candidates, we may be unable to complete an acquisition on terms commercially acceptable to us or to obtain necessary regulatory approvals. We may also be unable to timely deploy our existing cash balances to effect a potential acquisition, as use of cash balances located onshore in China may require specific governmental approvals or result in withholding and other tax payments. Realizing the benefits of any acquisition also requires, among other things, successful integration of technologies, operations and personnel. Challenges we face in the acquisition and integration process include:
•	integrating operations, services and personnel in a timely and efficient manner;

•	unforeseen or hidden liabilities;

•	generating sufficient revenue and net income to offset acquisition costs;

•	potential loss of, or harm to, employee or customer relationships;

•	properly structuring our acquisition consideration and any related post-acquisition earn-outs and successfully monitoring any earn-out calculations and payments;

•	retaining key senior management and key sales and marketing and research and development personnel;

•	potential incompatibility of solutions, services and technology or corporate cultures;

•	consolidating and rationalizing corporate, information technology and administrative infrastructures;

•	integrating and documenting processes and controls that conform with the requirements of the Sarbanes-Oxley Act of 2002; and

•	increased complexity from potentially operating additional geographically dispersed sites, particularly if we acquire any company or business with facilities or operations outside of China.
          If we fail to identify appropriate candidates, complete desired acquisitions or successfully integrate acquisitions, we may be unable to implement our growth strategies effectively or efficiently. In addition, our management’s attention may be diverted by the acquisition and integration process, making it more difficult and complex for our management to effectively manage our operations. As a result, our earnings, revenue growth and business could be negatively affected.
We are relatively new to providing IT services and solutions to the insurance industry in China and we may face challenges with respect to our recent insurance-related acquisition.
          We are relatively new to providing IT services and solutions to the insurance industry in China. Our knowledge and experience in the banking industry may not be transferable to the insurance and corporate areas. If we do not possess or if we fail to develop the required expertise in these new areas, our growth may be adversely affected. Effective in the quarter ended June 30, 2009, we acquired control of Sysnet, an IT services provider focused on China’s insurance industry, first acquiring the assets of the Sysnet business and, subsequently, agreeing to acquire for no additional consideration the Sysnet shares. We may face potential challenges with respect to this acquisition, which could harm our efforts to address the insurance market. Because 60% of the Sysnet shares were owned by a state-owned enterprise, or SOE, the transfer of Sysnet’s assets, and subsequently the transfer of the SOE’s Sysnet shares, may be subject to certain PRC laws governing the transfer of state-owned assets. The SOE has the obligation to obtain all required approvals and otherwise comply with specified statutory procedures before disposing of its assets, including a statutory valuation of the transferred assets. Because we had no control over or involvement with certain of the requisite approvals or compliance with the statutory procedures, nor were we legally responsible for doing so, it is possible that our acquisition of the Sysnet business did not fully comply with or was not permitted under applicable PRC law. The likely consequences to us under PRC law for any such noncompliance by the SOE are uncertain, but the amount we paid for the Sysnet assets exceeded the statutory valuation obtained by the SOE.
We may not be able to enjoy the favorable 5% treaty-based rate of income tax withholding for any dividends our PRC subsidiaries pay to us through our Hong Kong holding company.
          The PRC State Administration of Taxation promulgated a tax notice on October 27, 2009, or Circular 601, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance, and a beneficial ownership analysis will be used based on a “substance-over-the-form” principle to determine whether or not to grant tax treaty benefits. It is unclear at this early stage whether Circular 601 applies to dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiary. It is possible however, that under Circular 601 our Hong Kong subsidiary would not be considered to be the beneficial owner of any such dividends, and that such dividends would as a result be subject to income tax withholding at the rate of 10% rather than the favorable 5% rate applicable under the tax treaty between mainland China and Hong Kong.
We may be exposed to infringement claims by third parties related to possible misappropriation by newly-hired employees of their former employers’ intellectual property rights, which, if determined adversely to us, could subject us to significant liabilities and other costs.
          Our success depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. We cannot assure you that third parties will not assert intellectual property claims against us. We are subject to additional risks as a result of our recent and proposed acquisitions and the hiring of new employees who may misappropriate intellectual property from their former employers.
Risks Related to This Offering
Our management has broad discretion over the use of proceeds from this offering.
          Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we intend to use the proceeds from this offering primarily for acquisitions to bolster our business and for other general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. The proceeds of this offering may be used in a manner that does not generate favorable returns.

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES
          Our ADSs are traded on the New York Stock Exchange under the symbol “LFT.” Public trading of our ADSs commenced on October 25, 2007. Each ADS represents one of our ordinary shares.
          For the partial month of November 1 through November 13, 2009, the daily last reported sale price of our ADSs on the New York Stock Exchange ranged from a high of US$30.02 to a low of US$27.11 per ADS. From July 1, 2009 through October 31, 2009 the daily last reported sale price of our ADSs on the New York Stock Exchange ranged from a high of US31.57 to a low of US$22.61 per ADS.
DIVIDEND POLICY
          We do not have any present plan to pay any cash dividends on our ordinary shares in the near future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
          Our board of directors has complete discretion whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.
USE OF PROCEEDS
          We will receive net proceeds from this offering of approximately US$               million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds we receive from this offering for potential acquisitions and for general corporate purposes. See “Recent Developments — Acquisition Strategy; Potential Acquisition.”
          The foregoing description of the uses of the net proceeds of his offering represents our current intentions based upon our current plans and the status of our business. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.
CAPITALIZATION
     The following table sets forth our capitalization as of September 30, 2009.

Debt:
Secured	$—

Shareholders’ equity	$325,994

Total capitalization	$325,994

RECENT DEVELOPMENTS
Acquisition Strategy; Potential Acquisition
          In recent years, we have completed several acquisitions to expand our customer base in both the banking and insurance sectors, improve our business intelligence, professional testing and insurance services and products and expand our ATM maintenance business. As our business has grown and we seek to further broaden our solutions offerings and customer base and to enter new markets, we have begun to consider larger acquisitions, which individually or in the aggregate could equal or exceed the net proceeds from this offering. We may also seek overseas acquisitions in the financial services IT market. Currently, we are in negotiations to acquire a company located in China offering banking software solutions and services. This potential transaction is subject to completion of customary due diligence and negotiation of definitive documentation.
Renovation of and Relocation to New Building in Xiamen
          During the six months ended September 30, 2009, we continued the renovation of and relocation to the new office building we acquired in Xiamen.
Issuance of Restricted Share Units (RSUs)
          In July and November 2009, our Compensation Committee approved the grant of 76,000 RSUs and 590,400 RSUs, respectively. These RSUs were broadly granted to our employees, vest over a four or five-year period, and represent the right to receive ordinary shares upon vesting.
Unaudited Financial Results for the Three and the Six Months Ended September 30, 2009
          On November 16, 2009, we announced unaudited financial results for the three months ended September 30, 2009, which is the second quarter of our fiscal year ending March 31, 2010.
          The following table sets forth the revenues generated by each of the two primary sources of our revenues for the three and six months ended September 30, 2008 and 2009:

Revenue
2009 Q2 and 2010 Q2 Revenue — US$000s

	Three months ended			Six months ended
	September	September		September	September
	30, 2008	30, 2009	% Change	30, 2008	30, 2009	% Change

Software Development	$23,583	$36,995	56.9%	$39,652	$61,712	55.6%
Other Services	$4,605	$5,839	26.8%	$7,864	$9,615	22.3%

Total Revenue	$28,188	$42,834	52.0%	$47,516	$71,327	50.1%

          Total revenues for the three months ended September 30, 2009, were US$42.8 million, an increase of 52.0% from US$28.2 million for the three months ended September 30, 2008. Total revenues for the six months ended September 30, 2009, were US$71.3 million, an increase of 50.1% from US$47.5 million for the six months ended September 30, 2008. Software development revenues, which were 86.4% and 86.5%, respectively, of total revenues for the three and six months ended September 30, 2009, amounted to US$37.0 million and US$61.7 million, respectively, representing year-on-year increases of 56.9% and 55.6%, respectively.
          Set forth below is a review of our software development revenue based upon customer type, solution type and development methodology type:
Software Development Revenue by customer type — US$000s

	Three months ended			Six months ended
	September	September		September	September
	30, 2008	30, 2009	% Change	30, 2008	30, 2009	% Change

Big Four Banks	11,862	17,793	50.0%	21,028	28,808	37.0%
Other Banks	8,672	12,477	43.9%	13,922	21,874	57.1%
Insurance	2,283	5,181	126.9%	3,169	7,886	148.8%
Enterprises	766	1,544	101.6%	1,533	3,144	105.1%

Total	23,583	36,995	56.9%	39,652	61,712	55.6%

          Software development revenue from the Big Four Banks for the three months ended September 30, 2008 and 2009 was US$11.9 million and US$17.8 million, respectively, representing an increase of 50.0% year-on-year. These results reflect (i) strong demand from two of our three Big Four Bank customers and (ii) decreased IT spending by the Big Four Banks during the three months ended September 30, 2008 as they were required to suspend implementation of any new IT projects ahead of the Beijing Olympics held in August 2008. Big Four Banks accounted for 48.1% of software development revenues for the three months ended September 30, 2009, a decrease from 50.3% in the same three months in 2008, while Other Banks accounted for 33.7% of software development revenues for the three months ended September 30, 2009, a decrease from 36.8% in the same period in 2008. Software development revenues from the Big Four Banks in the quarter ended December 13, 2008, particularly early in the quarter, benefited from the resumption of previously suspended IT implementation projects following completion of the 2008 Beijing Olympics.
          Software development revenue from the Big Four Banks for the six months ended September 30, 2008 and 2009 was US$21.0 million and US$28.8 million, respectively, representing an increase of 37.0% year-on-year, reflecting (i) strong demand from two of our three Big Four Bank customers and (ii) decreased Big Four Bank spending ahead of the 2008 Beijing Olympics. Big Four Banks accounted for 46.7% of software development revenues for the six months ended September 30, 2009, a decrease from 53.0% in the same period in

2008, while Other Banks accounted for 35.4% of software development revenues for the six months ended September 30, 2009, an increase from 35.1% in the same period in 2008.
          Software development revenue from Insurance benefited from our acquisition of Sysnet, an IT services provider focused on China’s insurance industry. We acquired control of Sysnet’s business and all of Sysnet’s assets effective June 1, 2009. In the three and six months ended September 30, 2009, the Sysnet acquisition contributed software development revenues of $1.7 million and $1.9 million, respectively.
Software Development Revenue by solution type US$000s

	Three months ended			Six months ended
	September	September	% Change	September	September	% Change
	30, 2008	30, 2009	(Decrease)	30, 2008	30, 2009	(Decrease)

Channel	2,923	3,511	20.1%	5,265	6,446	22.4%
Core Banking	4,695	7,015	49.4%	7,704	10,555	37.0%
Management	9,118	14,163	55.3%	14,790	22,684	53.4%
Business Intelligence	6,753	12,255	81.5%	11,736	21,943	87.0%
Others	94	51	(45.7%)	157	84	(46.5%)

Total	23,583	36,995	56.9%	39,652	61,712	55.6%

Software Development Revenue by Solution Type as a Percentage of Total Software Development Revenue

	Three months ended			Six months ended
	September	September	Change	September	September	Change
	30, 2008	30, 2009	(Decrease)	30, 2008	30, 2009	(Decrease)

Channel	12.4%	9.5%	(2.9%)	13.3%	10.4%	(2.9%)
Core Banking	19.9%	19.0%	(0.9%)	19.4%	17.1%	(2.3%)
Management	38.7%	38.3%	(0.4%)	37.3%	36.8%	(0.5%)
Business Intelligence	28.6%	33.1%	4.5%	29.6%	35.6%	6.0%
Others	0.4%	0.1%	(0.3%)	0.4%	0.1%	(0.3%)

Total	100.0%	100.0%	0.0%	100.0%	100.0%	0.0%

          Our software solutions can be broadly classified as: “channel,” “core banking,” “management,” “business intelligence” and “others.” Increases are related primarily to growth in both management solutions and business intelligence revenues. Our business intelligence solutions revenues grew 81.5% and 87.0%, respectively, to US$12.3 million and US$21.9 million, respectively, from US$6.8 million and US$11.7 million, respectively, in the corresponding year ago periods. Demand for business intelligence solutions was driven by our customers building out data warehouses and business intelligence applications to conduct business and decision-making analysis in order to better understand their customers’ behavior and the effectiveness of their marketing campaigns, and to obtain more accurate and timely information to manage their business.
          As our clients sought to improve their internal systems such as office automation, risk management, human resource management, and content management, our management solutions revenues grew 55.3% and 53.4%, respectively, for the three and six months ended September 30, 2009, to US$14.2 million and US$22.7 million, respectively, from US$9.1 million and US$14.8 million, respectively, in the corresponding year ago periods.

Software Development Revenue by development methodology — US$000s

	Three months ended			Six months ended
	September	September		September	September
	30, 2008	30, 2009	% Change	30, 2008	30, 2009	% Change

Customized	16,781	23,472	39.9%	26,853	39,164	45.8%
Standardized and Maintenance	6,802	13,523	98.8%	12,799	22,548	76.2%

Total	23,583	36,995	56.9%	39,652	61,712	55.6%

Software Development Revenue by development methodology as a percentage of Total Software Development Revenue

	Three months ended			Six months ended
	September	September	Change	September	September	Change
	30, 2008	30, 2009	(Decrease)	30, 2008	30, 2009	(Decrease)

Customized	71.2%	63.4%	(7.8%)	67.7%	63.5%	(4.2%)
Standardized and Maintenance	28.8%	36.6%	7.8%	32.3%	36.5%	4.2%

Total	100.0%	100.0%	0.0%	100.0%	100.0%	0.0%

     In recent periods, Customized Solutions have generally accounted for an increased percentage of our software development revenues due to numerous factors, including our Business Intelligence Solutions growth, expansion in the Insurance sector, and sales to Other Bank customers which purchased a higher percentage of customized solutions. However, as a percentage of total software development revenues, Standardized and Maintenance revenues increased in comparison to customized revenues as the Big Four Banks were required to suspend implementation of any new IT projects ahead of the Beijing Olympics. In contrast to continuation of customized software implementation efforts, implementation of standardized software solutions was viewed as implementation of a new project and prohibited ahead of the Olympics, resulting in lower overall Standardized and Maintenance revenue in the three and six months ended September 30, 2008. Compared to the three and six months ended September 30, 2008, our customized software solution revenues for the three and six months ended September 30, 2009 grew 39.9% and 45.8%, respectively, from US$16.8 million and US$26.9 million, respectively in the corresponding year ago periods, to US$23.5 million and US$39.2 million, respectively, for the three and six months ended September 30, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2009
	(In U.S. dollar thousands, except share and per share data)
Revenues:
Software development	$23,583	$36,995	$39,652	$61,712
Other services	4,605	5,839	7,864	9,615

Total revenues	28,188	42,834	47,516	71,327

Cost of revenues:
Software development	5,962	10,825	11,770	19,144
Other services	2,541	3,767	3,746	7,141

Total cost of revenues	8,503	14,592	15,516	26,285

Gross profit	19,685	28,242	32,000	45,042

Operating expenses:
Research and development	1,204	1,962	2,313	3,479
Sales and marketing	2,616	5,304	4,408	8,563
General and administrative	2,339	2,734	4,436	5,500

Total operating expenses	6,159	10,000	11,157	17,542

Income from operations	13,526	18,242	20,843	27,500

Other income (expenses):
Interest income	1,609	992	3,516	2,000

Interest expense	(25)	(178)	(292)	(194)

Other income (expense), net	717	220	(295)	305

Total other income	2,301	1,034	2,929	2,111

Income before income tax expense	15,827	19,276	23,772	29,611

Income tax expense	(1,630)	(367)	(3,488)	(2,318)

Net income	14,197	18,909	20,284	27,293

Includes share-based compensation related to:
Cost of revenues software development	$419	$485	$779	$923

Cost of revenues other services	63	69	122	138

General and administrative expenses	473	419	945	859

Sales and marketing expenses	371	452	713	880

Research and development expenses	102	103	183	203

          Cost of Revenue
          Software development costs consist of design, implementation, delivery and maintenance costs of our software solutions and intangibles, amortization related to our software development revenues. Software development costs are primarily headcount-related costs, including payroll, employee benefits, bonuses, travel and entertainment and share-based compensation to our development staff, and overhead costs allocated based on headcount.
          Gross Margin

	Three months ended			Six months ended
	September	September	Change	September	September	Change
	30, 2008	30, 2009	(Decrease)	30, 2008	30, 2009	(Decrease)

Software Development Gross Margin %	74.7%	70.7%	(4.0%)	70.3%	69.0%	(1.3%)
Other Services Gross Margin %	44.8%	35.5%	(9.3%)	52.4%	25.7%	(26.7%)
Total Gross Margin %	69.8%	65.9%	(3.9%)	67.3%	63.1%	(4.2%)
          Software development gross margin for the three months ended September 30, 2009 was 70.7% compared to 74.7% in the same prior year period due primarily to our Sysnet acquisition, which has lower gross margins. Software development gross margin for the six months ended September 30, 2009 of 69.0%, was largely unchanged from the year ago period of 70.3% with the slight decline due to the Sysnet acquisition. Other Services Gross Margin for three and six months ended September 30, 2009 declined to 35.5% and 25.7%, respectively, from 44.8% and 52.4% in corresponding year ago periods, primarily due to investment in additional headcount and a higher mix of lower gross margin ATM revenues resulting from our acquisition during the 2009 fiscal year of Huayuchang, a provider of ATM maintenance services.
          Operating Expenses
          Research and Development Expenses include expenses related to our research and development center and supporting departments that are not otherwise attributed to software development. They are primarily headcount-related expenses, including payroll, employee benefits, bonuses, travel and entertainment and share-based compensation to our research and development staff, and overhead costs allocated based on headcount. Allocated overhead to research & development primarily includes office rental, communication costs and depreciation. We also incur expenses for training our research and development staff and for professional fees of consultants in connection with our research and development activities. We generally expense research and development costs when incurred. Our research and development expenses increased by 63.0% and 50.4%, respectively, for the three and six months ended September 30, 2009, from US$1.2 million and US$2.3 million, respectively, to US$2.0 million and US$3.5 million, respectively, in the corresponding year ago periods, as a result of additional headcount-related costs as we expanded our investment in research and development organically and through the Sysnet acquisition.
          Sales and Marketing Expenses include headcount-related expenses, allowance for doubtful accounts and, to a lesser extent, third-party advertising and promotional expenses related to our sales and marketing functions. As we do not undertake significant advertising or promotional activities, these expenses are primarily headcount-related expenses that include payroll, employee benefits, commissions paid to our employees, travel and entertainment, share-based compensation to our sales and marketing staff and overhead costs that are allocated based on headcount. Allocated overhead to sales & marketing primarily includes office rental, communication costs and depreciation. Our sales and marketing expenses increased by 102.8% and 94.3%, respectively, for the three and six month ended September 30, 2009, from US$2.6 million and US$4.4 million, respectively, to US$5.3 million and US$8.6 million, respectively, in the corresponding year ago periods.
          General and administrative expenses primarily include costs related to our finance, legal, human resources and executive office functions, gains or losses on fixed assets and provisions for other receivables less government subsidies directly related to our operating expenses. These departmental costs are primarily professional fees and expenses related to headcount. Headcount-related expenses include payroll, bonuses, employee benefits, share-based compensation, travel and entertainment and overhead costs that are allocated based on headcount. Allocated overhead to general & administrative primarily includes office rental, communication costs and depreciation. Our general and administrative expenses increased by 16.9% and 24.0%, respectively, for the three and six months ended September 30, 2009, to US$2.7 million and US$5.5 million, respectively, from US$2.3 million and US$4.4 million, respectively, for the corresponding year ago periods.
          Operating Income and Net Income
          As a result of the foregoing, we had operating income of US$18.2 million and US$27.5 million for the three and six months ended September 30, 2009, respectively, and net income of US$18.9 million and US$27.3 million for the three and six months ended September 30, 2009.
          Cash Flow From Operations
          Our cash flow from operations for the three and six months ended September 30, 2009 was US$18.8 million and US$10.9 million, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2009	2009
	(In U.S. dollar thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$238,295	$226,430
Restricted cash	463	536
Accounts receivable, net	29,861	56,384
Inventories	4,982	4,520
Amounts due from related parties	682	1,268
Deferred tax assets	979	1,016
Other current assets	4,712	12,041

Total current assets	279,974	302,195

Fixed assets, net	14,858	26,169
Prepaid land use right	5,167	5,117
Intangible assets, net	11,526	27,193
Goodwill	24,837	38,531
Deferred tax assets	1,479	1,479
Other assets	632	450

Total assets	$338,473	$401,134

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$486	$4,709
Accounts payable	3,299	9,436
Deferred revenue	16,010	19,001
Amounts due to related parties	17	77
Deferred tax liabilities	867	935
Accrued and other current liabilities	23,810	31,808

Total current liabilities	44,489	65,966

Long-term liabilities:
Obligations under capital leases, net of current portion	98	—
Deferred tax liabilities	1,242	5,554
Other non-current liabilities	286	3,620

Total liabilities	46,115	75,140

Shareholders’ equity	292,358	325,994

Total liabilities and shareholders’ equity	$338,473	$401,134

Cash and Cash Equivalents
          Cash and cash equivalents decreased from US$238.3 million as of March 31, 2009 to US$226.4 million as of September 30, 2009, primarily as result of the Sysnet acquisition and renovations to our new office building in Xiamen.
Accounts Receivable
          Accounts receivable increased from US$29.9 million as of March 31, 2009 to US$56.4 million at September 30, 2009, primarily due to increased sales levels and to an increase in days sales outstanding as our cash collection is heavily weighted to the later part of our fiscal year end.
Fixed Assets; Intangible Assets; Goodwill
          The increases in fixed assets, intangibles and goodwill as of September 30, 2009 compared to March 31, 2009 reflect primarily the Sysnet acquisition and renovations to our new office building in Xiamen.

SHARES ELIGIBLE FOR FUTURE SALE
          As of September 30, 2009, we had 51,691,623 ordinary shares outstanding, including 35,676,634 ordinary shares represented by our 35,676,634 outstanding ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” who are subject to restriction under the Securities Act of 1933. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.
Lock-Up Agreements
          We and each of our executive officers and directors have agreed for a period of 90 days after the date of this prospectus supplement, subject to the exceptions specified in “Underwriting,” not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, (A) any ADSs or ordinary shares or any of our securities that are substantially similar to the ADS or ordinary shares or other securities convertible into or exchangeable for or that represent the right to receive ADSs or ordinary shares or any of our securities that are substantially similar to the ADS or ordinary shares, and (B) any ordinary shares of our subsidiaries or controlled affiliates or depositary shares or depositary receipts representing such ordinary shares, including but not limited to any securities that are convertible into or exchangeable for or that represent the right to receive such ordinary shares or such depositary shares or depositary receipts or any substantially similar securities, whether now owned or later acquired, without the prior written consent of Deutsche Bank Securities Inc. and Morgan Stanley & Co. International plc. Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 90-day lock-up period, we release earnings results or announces material news or a material event or (2) prior to the expiration of such 90-day lock-up period, we announce that we will release earnings results during the 15-day period following the last day of such 90-day period, then in each case the initial 90-day lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Deutsche Bank Securities Inc. and Morgan Stanley & Co. International plc waive, in writing, such extension. However, the restrictions described in this paragraph do not apply to us as to the extent they relate to any ADSs or ordinary shares issued or issuable by us under our 2005 Long Term Incentive Plan.
Rule 144
          In general, under Rule 144, a person or entity that has beneficially owned our ordinary shares, in the form of ADSs or otherwise, for at least six months and is not our “affiliate” will be entitled to sell our ordinary shares, including ADSs, subject only to the availability of current public information about us, and will be entitled to sell shares held for at least one year without restriction. A person or entity that is our “affiliate” and has beneficially owned our ordinary shares for at least six months, will be able to sell, within a rolling three month period, the number of ordinary shares that does not exceed the greater of the following:
(i)	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which equal approximately 516,917 ordinary shares as of September 30, 2009; and

(ii)	the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

          Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

UNDERWRITING
          Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, namely, Deutsche Bank Securities Inc. and Morgan Stanley & Co. International plc, have severally agreed to purchase from us the following respective number of ADSs at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Number
Underwriters	of ADSs
Deutsche Bank Securities Inc.

Morgan Stanley & Co. International plc

William Blair & Company, LLC

Janney Montgomery Scott LLC

Kaufman Bros., L.P.

Macquarie Capital (USA) Inc.

Needham & Company, LLC

Total	3,700,000

          The underwriting agreement provides that the obligations of the several underwriters to purchase ADSs offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the ADSs offered by this prospectus supplement and the accompanying prospectus, other than those covered by the over-allotment option described below, if any of these ADSs are purchased.
          We have been advised by the representative of the underwriters that the underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of US$               per ADS under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than US$        per ADS to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.
          We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 555,000 additional ADSs at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the ADSs offered by this prospectus supplement and the accompanying prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional ADSs as the number of ADSs to be purchased by it in the above table bears to the total number of ADSs offered by this prospectus supplement and the accompanying prospectus. We are required, pursuant to the option, to sell these additional ADSs to the underwriters to the extent the option is exercised. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.
          The underwriting discounts and commissions per ADS are equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting discounts and commissions are        % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise	With Full
		of	Exercise of
		Over-Allotment	Over-Allotment
	Fee per ADS	Option	Option
Discounts and commissions	US$	US$	US$
          We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

          We and each member of our Board of Directors, our Chairman of the Board, our chief executive officer, and our chief financial officer have agreed, for a period of 90 days after the date of this prospectus supplement, subject to the exceptions specified below, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to or otherwise dispose of (including entering into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, (A) any ADSs or ordinary shares or any of our securities that are substantially similar to the ADS or ordinary shares or other securities convertible into or exchangeable for or that represent the right to receive ADSs or ordinary shares or any of our securities that are substantially similar to the ADS or ordinary shares, and (B) any ordinary shares of our subsidiaries or controlled affiliates or depositary shares or depositary receipts representing such ordinary shares, including but not limited to any securities that are convertible into or exchangeable for or that represent the right to receive such ordinary shares or such depositary shares or depositary receipts or any substantially similar securities, whether now owned or later acquired (including holding as a custodian), without the prior written consent of the representatives to the several underwriters. This consent may be given at any time without public notice. We may, however, make issuances of award grants of our ordinary shares or ADSs from exercised award grants pursuant to our 2005 Long Term Incentive Plan. Notwithstanding the foregoing, in the event that either (1) during the last 17 days of the 90-day lock-up period, we release earnings results or announces material news or a material event or (2) prior to the expiration of such 90-day lock-up period, we announce that we will release earnings results during the 15-day period following the last day of such 90-day period, then in each case the initial 90-day lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless representatives of the underwriters, waive, in writing, such extension. There are no agreements between the representatives and the parties to these lock-up agreements releasing them from these lock-up agreements prior to the expiration of the lock-up period.
          Deutsche Bank Securities Inc. and Morgan Stanley & Co. International plc, as the representatives of the underwriters, have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.
          In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.
          Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option.
          Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market prior to the completion of the offering.
          Stabilizing transactions consist of various bids for or purchases of our ADSs made by the underwriters in the open market prior to the completion of the offering.
          The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters have repurchased ADSs sold by or for the account of that underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our ADSs. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise.
          A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus forms a part.
          Our ADSs are listed on the New York Stock Exchange under the symbol “LFT.”
          Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services.
          Deutsche Bank Securities Inc.’s address is 60 Wall Street, New York, New York 10005, USA, and Morgan Stanley & Co. International plc’s address is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.
Selling Restrictions
          No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation by or on behalf of, us or the underwriters, to subscribe for or purchase any of the ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law, and we and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to observe such restrictions.
Australia
          This prospectus supplement and the accompanying prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth), or the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the ADSs under this prospectus supplement and the accompanying prospectus is only made to persons to whom it is lawful to offer the ADSs without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus supplement and the accompanying prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the ADSs sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement and the accompanying prospectus.
Cayman Islands
          Neither this prospectus supplement nor the accompanying prospectus constitutes an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any shares in the

Cayman Islands.
European Economic Area
          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of this offering may not be made in that Relevant Member State except that an offer to the public in the Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
     (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not authorized or regulated, whose corporate purpose is solely to invest in securities;
     (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000 and (3) an annual net turnover of more than EUR50,000,000, as shown in its last annual or consolidated accounts;
     (c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or
     (d) in any other circumstances falling within Article 3(2) of the Prospectus Directive.
          For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Hong Kong
          (a) The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and
          (b) No advertisement, invitation or document relating to the ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
Kingdom of Saudi Arabia
          This prospectus supplement and the accompanying prospectus may not be distributed in Saudi Arabia or to any national of Saudi Arabia except in strict compliance with part 5 exempt offers Article 17 of the Offers of Securities Regulations enacted under the laws of Saudi Arabia.
People’s Republic of China
          This prospectus supplement and the accompanying prospectus have not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore
          This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
          Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:
     (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
     (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:
     (1) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;
     (2) where no consideration is given for the transfer; or
     (3) by operation of law.
State of Kuwait
          Unless all of the approvals and licenses which are required pursuant to Law No. 31/1990 are obtained from the Kuwait Ministry of Commerce and Industry, no ADSs may be marketed, offered for sale or sold in Kuwait, either directly or indirectly.
Switzerland
          This prospectus supplement and the accompanying prospectus does not constitute a prospectus within the meaning of Article 652a or 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering and the ADSs has been or will be approved by any Swiss regulatory authority.
United Arab Emirates
          This prospectus supplement and the accompanying prospectus are not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.
          The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.
          In relation to its use in the UAE, this prospectus supplement and the accompanying prospectus are strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.
United Kingdom
          The ADSs may not be offered or sold other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, or FSMA, by the issuer. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs other than in circumstances in which Section 21(1) of the FSMA does not apply to the issuer.

EXPENSES RELATED TO THIS OFFERING
     Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, we expect to incur in connection with the offer and sale of the ADSs and Ordinary Shares in this offering. We estimate that the total expenses of this offering for which we will be responsible will be approximately $                    . With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	$
Financial Industry Regulatory Authority filing fee		$75,500
Printing and engraving expenses		$25,000
Legal fees and expenses		$100,000
Accounting fees and expenses		$80,000
Miscellaneous		$50,000
Total	$

LEGAL MATTERS
     Certain matters of United States federal securities law and New York law relating to this offering will be passed upon for us by Goulston & Storrs, P.C. Certain matters of United States federal securities law and New York law relating to this offering will be passed upon for the underwriters by O’Melveny & Myers, LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters with respect to the laws of the Cayman Islands will be passed upon for us by Conyers Dill & Pearman. Certain matters of the laws of the People’s Republic of China relating to this offering will be passed upon for us by Global Law Office. Certain matters of the laws of the People’s Republic of China relating to this offering will be passed upon for the underwriters by Fangda Partners.
     Goulston & Storrs, P.C. may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Global Law Office, with respect to matters governed by the laws of the People’s Republic of China. O’Melveny & Myers, LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners, with respect to matters governed by the laws of the People’s Republic of China.

PROSPECTUS
LONGTOP FINANCIAL TECHNOLOGIES LIMITED
American Depositary Shares
Representing
Ordinary Shares
     We may offer and sell from time to time American depositary shares, or ADSs, in one or more offerings. Each ADS represents one ordinary share.
     Each time we sell ADSs, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our ADSs.
     We may sell ADSs to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the ADSs, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.
     Our ADSs are traded on the New York Stock Exchange under the symbol “LFT.”
          Investing in our ADSs involves risk. See “Risk Factors” beginning on page 2 of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2009.

ABOUT THIS PROSPECTUS
          This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell our ADSs in one or more offerings. This prospectus only provides you with a summary description of our ADSs and our ordinary shares represented by those ADSs. Each time we sell ADSs, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any ADSs, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. We will offer to sell, and seek offers to buy, ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus, in the registration statement of which it forms a part and in the documents incorporated herein and therein by reference is accurate only as of the date of the document containing such information, regardless of the time of delivery of this prospectus or of any sale of our ADSs.
SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the following summary together with the more detailed information about us, the ADSs that may be sold from time to time, and our financial statements and the related notes, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.
Our Business
     We are a leading provider of software and information technology, or IT, services targeting the financial services industry in China. We develop and deliver a comprehensive range of software solutions with a focus on meeting the rapidly growing IT needs of financial institutions in China. Our software solutions may be broadly classified into four categories: channel, business, management and business intelligence, covering major categories of information technology requirements for financial institutions in China. We sell both custom-designed and standardized software solutions that are integrated into our clients’ existing IT hardware and software infrastructure. We additionally provide other services, such as ATM maintenance, system integration and IT maintenance services, to our clients.
     Our clients are primarily the leading banks in China. We have extensive client relationships with three of the largest state-controlled national banks, or Big Four Banks, namely China Construction Bank, Agricultural Bank of China and Bank of China, and have been recently selected by Agricultural Bank of China as its preferred strategic IT services partner. We also provide services to most of the 13 national commercial banks, China Postal Savings Bank, leading city commercial banks and insurance companies in China.
Our Offices
     Our principal executive offices are at Flat A, 10/F., Block 8, City Garden, 233 Electric Road, North Point, Hong Kong and our China operations’ principal office is located at 15/F, Block A, Chuangxin Building, Software Park, Xiamen, 361005, People’s Republic of China. Our telephone number is: +86-592-2396888. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., 4th Floor, 400 Madison Avenue, New York, New York 10017.
Conventions That Apply to this Prospectus
     Unless the context requires otherwise, when used in this prospectus, (1) “Longtop,” “we,” “us,” “our company,” and “our” refer to Longtop Financial Technologies Limited, its predecessor and its subsidiaries and affiliated entities; (2) “China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau; (3) “shares” or “ordinary shares” refers to our ordinary shares par value US$0.01 per share; (4) “ADSs” refers to American depositary shares, each representing one ordinary share; (5) “Renminbi” or “RMB” refers to the legal currency of China; and (6) “$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

RISK FACTORS
     Investing in our ADSs involves a high degree of risk. You should carefully consider the risk factors contained in our Annual Report on Form 20-F filed with the Securities and Exchange Commission, or the SEC, on June 29, 2009, which we incorporate by reference into this prospectus, as well as the risk factors set forth below which constitute updates and amendments to the risk factors set forth in such Annual Report on Form 20-F. For more information, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
We may be classified as a “resident enterprise” for PRC corporation income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.
          The PRC Corporate Income Tax Law that became effective January 1, 2008 provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. A recent circular issued by the PRC State Administration of Taxation regarding the standards used to classify certain Chinese-invested enterprises established outside of China as “resident enterprises” states that dividends paid by such “resident enterprises” and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when received or recognized by non-PRC resident enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the Corporate Income Tax, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In addition, the recent circular mentioned above specifies that certain Chinese-invested enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the directors or senior management having voting rights. If the PRC tax authorities determine that we are a “resident enterprise,” we may be subject to income tax at the rate of 25% on our worldwide income and dividends paid by us to our non-PRC shareholders as well as capital gains recognized by them with respect to the sale of our stock may be subject to a PRC withholding tax. This could have the effect of increasing our effective income tax rate and could also have an adverse effect on our net income and results of operations, and may require us to deduct withholding tax amounts from any dividends we pay to our non-PRC shareholders. We are actively monitoring the “resident enterprise” classification rules and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.
Interest and dividends payable by us to our foreign investors and gain on the sale of our ADSs or ordinary shares may become subject to withholding taxes under PRC tax laws.
          Under the Corporate Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, or a lower rate if tax treaty benefits are available, is applicable to interest and dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest or dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC income tax or a lower rate if tax treaty benefits are available, if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” the interest or dividends we pay with respect to our notes, ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, might be treated as income derived from sources within the PRC and be subject to PRC tax. If we are deemed to be a PRC “resident enterprise,” dividends distributed from our PRC subsidiaries to our Hong Kong company and ultimately to our Cayman Islands company may qualify as “tax-exempted income” according to the Corporate Income Tax Law and its implementation Rules. However, we cannot assure you that such dividends will not be subject to withholding tax as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittance to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Since we intend to reinvest our earnings to further expand our businesses in mainland China, our foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future. Accordingly, as of March 31, 2009, we have not recorded any withholding tax on the retained earnings of our foreign invested enterprises in China.
     If we are required under the Corporate Income Tax Law to withhold PRC income tax on interest or dividends payable to our non-PRC investors that are “non-resident enterprises,” or if you are required to pay PRC income tax on the transfer of our ordinary shares or ADSs, the value of your investment in our notes, ordinary shares or ADSs may be materially and adversely affected.
We do not hold all of the permits or licenses that are required under PRC laws for the businesses that we are conducting or propose to conduct.
     Under the Regulation on Telecommunications of the People’s Republic of China and the Regulation on Internet Information Service of the People’s Republic of China, both of which were promulgated by China’s State Council in September 2005, a PRC company engaged in the provision of online value-added telecommunication services is required to obtain some certificates for Value-added Telecommunications Business from the Ministry of Industry and Information Technology, or MIIT, or its relevant local branch. Xiamen Longtop Online Technology Co., Ltd. (formerly, Xiamen Bizcn Network Co., Ltd.), or Longtop Online, our variable interest entity, or VIE, and its subsidiaries which provide Internet information services, Internet data center, mail hosting, web hosting, domain name registration and certain other online hosting services in more than one province in China (which are regarded as a kind of online value-added telecommunication service) have not yet obtained an inter-provincial Certificate for Value-added Telecommunications Business covering all of these services or properly completed the requisite registration and filing formalities with the MIIT. The failure of Longtop Online and its subsidiaries to obtain this certificate or to complete the relevant registration and filing formalities with the MIIT could lead to administrative fines or an order to discontinue the operation of these entities, both of which could have an adverse effect on our business and operations.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimates,” the negative of these terms, or other comparable terminology. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Any projections we make are based on limited information currently available to us, which is subject to change. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, growth of the financial services industry in China; the amount and seasonality of IT spending by banks and other financial services companies; competition and potential pricing pressures; our revenue growth and solution and service mix; our ability to successfully develop, introduce and market new solutions and services; our ability to effectively manage our operating costs and expenses; our reliance on a limited number of customers that account for a high percentage of our revenues; a possible future shortage or limited availability of employees; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified senior management personnel and research and development staff; and those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. You should not place undue reliance on any forward-looking statements contained in this prospectus, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS
          We intend to use the net proceeds from the sale of ADSs as set forth in the applicable prospectus supplement.
PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES
          Our ADSs, each representing one ordinary share, are traded on the New York Stock Exchange under the symbol “LFT.” Public trading of our ADSs commenced on October 25, 2007. For the partial fiscal year ended March 31, 2008 that our ADSs were traded, the trading price of our ADSs on the New York Stock Exchange ranged from a high of US$29.95 to a low of US$14.32 per ADS. For the full fiscal year ended March 31, 2009, the trading price of our ADSs on the New York Stock Exchange ranged from a high of US$21.67 to a low of US$11.08 per ADS. The table below sets forth the high and low market prices of the ADSs, as reported by the New York Stock Exchange, during the periods indicated:

	High	Low
	US$	US$
Most Recent Fiscal Quarters
July 1, 2009 through September 30, 2009	31.57	22.61
April 1, 2009 through June 30, 2009	25.49	21.34
January 1, 2009 through March 31, 2009	21.67	13.53
October 1, 2008 through December 31, 2008	16.35	11.08
July, 2008 through September 30, 2008	19.00	13.57
April 1, 2008 through June 30, 2008	20.45	17.26
January 1, 2008 through March 31, 2008	22.99	14.32
October 25, 2007 (commencement of trading) through December 31, 2008	29.95	20.30

Most Recent Six Months
October 2009	31.02	26.50
September 2009	28.90	24.17
August 2009	31.57	24.70
July 2009	27.96	22.61
June 2009	30.00	24.15
May 2009	28.35	20.94
     On November 13, 2009, the last reported sale price of our ADSs on the New York Stock Exchange was $29.92 per ADS.

DESCRIPTION OF SHARE CAPITAL
          We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law of the Cayman Islands, or Companies Law.
          Our authorized share capital consists of 1.5 billion ordinary shares with a par value of $0.01 each. As of September 30, 2009, there are 51,691,623 ordinary shares issued and outstanding. In addition, as of September 30, 2009, we have reserved 8,550,000 ordinary shares for grant and issuance of options to purchase ordinary shares, restricted share units and other forms of equity incentive awards under our 2005 Long Term Incentive Plan, or the 2005 Plan, and options to purchase 1,932,621 ordinary shares and 927,400 restricted share units (settleable in ordinary shares upon vesting) have been granted to our employees, directors and consultants and are outstanding under the 2005 Plan.
          The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
     General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.
     Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.
     Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by a poll.
     A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative who hold not less than 50% of our voting share capital. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or by the chairman of the board of directors. Advance notice of at least ten days is required for the convening of our annual general meeting and other shareholders’ meetings.
     An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name amendments to the memorandum and articles of association and reduction in share capital or capital redemption reserve. Holders of the ordinary shares may effect certain changes by ordinary resolution, including altering the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing share capital, and cancelling any shares.
     Transfer of Shares. Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.
     Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.
     If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

     Liquidation. On a return of capital on winding up or otherwise (other than on conversion, repurchase, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
     Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
     Repurchase or Redemption of Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to repurchase or redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by ordinary resolution.
     Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
     Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we allow our shareholders to inspect the register of shareholders and we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Differences in Corporate Law
     The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
     Mergers and Similar Arrangements. Previously Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law. However, the Companies (Amendment) Law, 2009 which came into force on May 11, 2009 introduced a new mechanism for mergers and consolidations between Cayman Islands companies (and between Cayman Islands companies and foreign companies if the merged company or consolidated company will continue to be a Cayman Islands company). Merger means the merging of two or more constituent companies into a sole remaining constituent company or surviving company and the vesting of the assets and liabilities of the constituent companies in the surviving company. Consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of the constituent companies in the consolidated company. The directors of each constituent company must approve a written plan of merger or consolidation (the “Plan”). The Plan must contain certain prescribed information including the basis of converting the shares in each constituent company into shares of the consolidated company or surviving company and the rights attached thereto; any proposed amendments to the memorandum and articles of the surviving company in a merger or the proposed new memorandum and articles of the consolidated company in a consolidation and details of all secured creditors. The Plan must be approved by the shareholders of each constituent company by either:
(a)	a majority in number representing 75% in value of the shareholders voting together as one class; or

(b)	a special resolution of the shareholders voting together as one class if the shares to be issued to each shareholder in the consolidated company or in the surviving company are to have the same rights and economic value as the shares held in the constituent company.
Shareholders do not need to approve a merger between a Cayman Islands parent company and a Cayman Islands subsidiary. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
The Plan must be filed with the Registrar of Companies together with supporting documents including a declaration (i) of solvency (debts as they fall due), (ii) that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (iii) of the assets and liabilities of each constituent company, (iv) that no proceedings are outstanding and that no order has been made or resolution passed to wind up the constituent company or to appoint a receiver, trustee or administrator in any jurisdiction (v) that no scheme, order, compromise or arrangement has been made in any jurisdiction whereby the rights of creditors have been suspended or restricted and an undertaking that a copy of the certificate of merger or consolidation will be given to members and creditors of the constituent company and published in the Cayman Islands Gazette.
A certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation.
The effective date of a merger or consolidation is the date the Plan is registered by the Registrar of Companies although the Plan may provide for an effective date up to 90 days after the date of registration.
A dissentient shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation unless (i) an open market on a recognized stock exchange or interdealer quotation system exists for the shares at the end of the dissent period (see below) and (ii) the merger or consolidation consideration consists of shares of the surviving or consolidated company or depository receipts in respect thereof; shares or depository receipts of any other company which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2000 holders on the effective date of the merger or consolidation; cash in lieu of fractional shares or depository receipts. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
The following procedure will otherwise apply:
1.	The dissentient shareholder must give written notice of objection (“notice of objection”) to the constituent company before the vote to approve the merger or consolidation.

2.	Within 20 days of the vote approving the merger or consolidation the constituent company must give written notice of the approval (“approval notice”) to all dissentient shareholders who served a notice of objection.

3.	Within 20 days (“dissent period”) of the approval notice a dissentient shareholder must give a written notice of dissent (“notice of dissent”) to the constituent company demanding payment of the fair value of his shares.

4.	Within 7 days of the expiry of the dissent period or within 7 days of the date on which the plan of merger or consolidation is filed with the Registrar of Companies (whichever is later) the constituent company, surviving company or consolidated company must make a written offer (“fair value offer”) to each dissentient shareholder to purchase their shares at a price determined by the company to be their fair value.

5.	If the company and the dissentient shareholders fail to agree the price within 30 days of the fair value offer (“negotiation period”) then within 20 days of the expiry of the negotiation period the company must apply to the Grand Court of the Cayman Islands to determine the fair value of the shares held by all dissentient shareholders who have served a notice of dissent and who have not agreed the fair value with the company.
     All rights, benefits, immunities, privileges and property (including business and goodwill) of each of the constituent companies will vest in the surviving or consolidated company which will be liable for all debts, contracts, obligations, mortgages, charges, security interests and liabilities of each constituent company. Existing claims, proceedings, judgments, orders or rulings applicable to each constituent company will automatically apply to the surviving company or the consolidated company.
     In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to the required vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
     When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, collusion or breach of the Companies Law.
     If an arrangement and reconstruction or take-over offer is approved or accepted, the dissenting shareholder(s) are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
     Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not normally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”
     Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
     As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care. Neither Cayman Islands law nor our articles of association require a majority of our directors to be independent.
     Cayman Islands law permits a director to vote on a matter in which he or she has an interest after disclosing that interest or the nature of that interest. Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest unless otherwise prohibited.

     Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association do not allow shareholders to act by written resolutions.
     Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. As permitted under Cayman Islands law, memorandum and articles of association do not allow our shareholders to call a shareholder meeting. Only a majority of our board of directors then in office or the chairman of our board of directors may call a shareholder meeting.
     Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.
     Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed by the vote of holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.
     Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
     Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.
     Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
     A company may be wound up voluntarily when the members so resolve in general meeting by special resolution or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members or, in the case of a limited duration company, when the period fixed for the duration of the company by its memorandum expires, or the event occurs on the occurrence of which the memorandum provides that the company is to be dissolved. In the case of a voluntary winding up, such company is obliged to cease to carry on its business from the time of passing the resolution for voluntary winding up or upon the expiry of the period or the occurrence of such event except so far as may be beneficial for its winding up.

     For the purpose of conducting the proceedings in winding up a company and assisting the court, an official liquidator may be appointed. The court may also determine whether any and what security is to be given by an official liquidator on his appointment; if no official liquidator is appointed, or during any vacancy in such office, all the property of the company will be in the custody of the court. In the case of a members’ voluntary winding up of a company, the company in general meeting must appoint one or more liquidators for the purpose of winding up the affairs of the company and distributing its assets.
     A liquidator’s duties are to collect the assets of the company (including the amount (if any) due from the contributories), settle the list of creditors and, subject to the rights of preferred and secured creditors and to any subordination agreements or rights of set-off or netting of claims, discharge the company’s liability to them (pari passu if insufficient assets exist to discharge the liabilities in full) and to settle the list of contributories (shareholders) and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.
     As soon as the affairs of the company are fully wound up, the liquidator must make up an account of the winding up, showing how the winding up has been conducted and the property of the company has been disposed of, and thereupon call a general meeting of the company for the purposes of laying before it the account and giving an explanation thereof.
     Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with a special resolution passed at a separate general meeting of the shareholders of that class.
     Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares entitled to vote in person or by proxy at a shareholder meeting.
     Inspection of Books and Records. Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.
     Anti-Takeover Provisions in Our Memorandum and Articles of Association. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
•	authorize our board of directors to issue shares whether pursuant to a shareholder rights agreement or otherwise in one or more series and to designate the price, rights, preferences, privileges and restrictions of shares without any further vote or action by our shareholders;

•	create a board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year.
     However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
     Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
     Indemnification. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or dishonesty or the consequences of committing a crime.
     Under our memorandum and articles of association, we will indemnify our directors, officers, employees and agents against all costs, losses, damages and expenses which they incur or sustain by reason of the execution of their duty, provided that this indemnity shall not extend to any fraud or dishonesty by such persons.

     Insofar as indemnification for liabilities arising for violations of the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.
Registration Rights
     We have granted registration rights to the holders of Registrable Securities under the Investors’ Rights Agreement. Set forth below is a description of the registration rights granted under the Investors’ Rights Agreement.
     Demand Registration Rights. The holders of a majority of registrable securities under Investors’ Rights Agreement have the right to demand that we file a registration statement covering the offer and sale of their securities as long as the aggregated offering price of the shares under the registration exceeds $10,000,000. We, however, are not obligated to effect a demand registration if, among other things, we have already effected one demand registration, or if the initiating holders propose to dispose of the registrable securities that may be registered on Form F-3. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that filing of a registration statement will be seriously detrimental to us, but we cannot exercise the deferral right more than once in any 12 month period.
     Form F-3 Registration Rights. When we are eligible for use of Form F-3, the Holders of Registrable Securities then outstanding have the right to request that we file a registration statement under Form F-3. We may defer filing of a registration statement on Form F-3 for up to 90 days if our board of directors determines in good faith that filing such a registration statement will be seriously detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12 month period. We are not obligated to file a registration statement on Form F-3 if, among other things, we have already effected two registrations on Form F-3 within a 12 month period preceding the date of the registration request.
     Piggyback Registration Rights. If we propose to file a registration statement with respect to an offering of securities of our company, then we must offer each Holder of Registrable Securities the opportunity to include their shares in the registration statement. We must use our best efforts to cause the underwriters in any underwritten offering to permit any such shareholder who so requests to include their shares. Such requests for registrations are not counted as demand registrations.
     Expenses of Registration. We are required to pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions, relating to registration and sale of shares by Holders of Registrable Securities.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
     For a description of our ADSs, see “Description of American Depositary Shares” in the final prospectus for our initial public offering filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on October 24, 2007 with respect to our Registration Statement on Form F-1 (File No. 333-146437). For additional information, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
PLAN OF DISTRIBUTION
          We may sell or distribute ADSs offered by this prospectus, from time to time, in one or more offerings, as follows:
•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
          The prospectus supplement with respect to ADSs may state or supplement the terms of the offering of ADSs.
          In addition, we may issue ADSs as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase shares and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our shares through any of these methods or other methods described in the applicable prospectus supplement.
          Our shares distributed by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
Sale through Underwriters or Dealers
          If underwriters are used in the sale, the underwriters will acquire ADSs for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell ADSs from time to time in one or more transactions, including negotiated transactions. Underwriters may sell ADSs in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer ADSs to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase ADSs will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered shares if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
          If dealers are used in the sale of shares offered through this prospectus, we will sell ADSs to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
          We may sell ADSs offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such shares may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered shares and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.
          We may sell ADSs directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those ADSs. The terms of any such sales will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
          If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase shares at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Market Making, Stabilization and Other Transactions
          Unless the applicable prospectus supplement states otherwise, each series of offered shares will be a new issue and will have no established trading market. We may elect to list any series of offered shares on an exchange. Any underwriters that we use in the sale of offered shares may make a market in such shares, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that ADSs will have a liquid trading market.
          Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of ADSs. Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.
          Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when ADSs originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of ADSs to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
          Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.
TAXATION
     The following is a summary of the material Cayman Islands and United States federal income tax consequences of the acquisition, ownership and disposition of our ADSs or ordinary shares, based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not discuss all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under United States state, local and other tax laws. Based on the facts and subject to the limitations set forth herein, the statements of law and legal conclusions under the caption “United States Federal Income Taxation” constitute the opinion of Goulston & Storrs, P.C., our United States counsel, as to the material United States federal income tax consequences of an investment in the ADSs or ordinary shares.
Cayman Islands Taxation
     The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Taxation
     The following is a general summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our ADSs or ordinary shares. This summary deals only with persons or entities that are “U.S. Holders” (as defined below) who hold our ADSs or ordinary shares as capital assets within the meaning of section 1221 of the United States Internal Revenue Code. This summary does not address all aspects of United States federal income taxation that may be applicable to U.S. Holders in the light of their particular circumstances or to shareholders subject to special treatment under United States federal income tax law, such as (without limitation):
•	banks, insurance companies, and other financial institutions;

•	dealers in securities or foreign currencies;

•	regulated investment companies;

•	traders in securities that mark to market;

•	U.S. expatriates;

•	Non-U.S. persons and entities;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment;

•	persons holding an ADS or ordinary share as a result of a constructive sale;

•	persons holding an ADS or ordinary share whose functional currency is not the United States dollar;

•	persons who are considered with respect to Longtop or any of our non-United States subsidiaries as “United States shareholders” for purposes of the “controlled foreign corporation” (“CFC”) rules of the Internal Revenue Code (generally, a United States person who owns or is deemed to own 10% or more of the total combined voting power of all classes of shares entitled to vote of Longtop or any of our non-United States subsidiaries);

•	persons who acquire an ADS or ordinary share pursuant to the exercise of any employee stock options or otherwise as compensation; or

•	entities that acquire an ADS or ordinary share that are treated as partnerships for United States federal income tax purposes and investors (i.e., partners) in such partnerships.
     Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the United States Internal Revenue Code.
     If an entity treated as a partnership holds our ADSs or ordinary shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or ordinary shares, you should consult your tax advisor.
     PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ADSs OR ORDINARY SHARES TO THEM, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.
     The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply if you are the beneficial owner of ADSs or ordinary shares and you are, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with the terms.
Treatment of a Holder of our ADSs as a Holder of the Underlying Ordinary Shares
     If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. You may not, however, be treated as the holder of the underlying shares because you may not have all the material indicia of beneficial ownership (such as full voting rights, entitlement to dividends and the ability to freely exchange the ADSs for the underlying shares) of the underlying ordinary shares. Specifically, you may not have the ability to vote the ordinary shares underlying the ADSs in certain circumstances. See “Description of American Depositary Shares.” If you are not properly treated as the holder of the underlying ordinary shares represented by the ADSs, dividends received from us may not be treated as dividends for U.S. federal income tax purposes and then, accordingly, the lower tax rate with respect to qualified dividend income (discussed below) would not be available.
     Additionally, actions taken by certain intermediaries may affect whether a holder of the ADSs is treated as the holder of the underlying ordinary shares represented by the ADSs. The U.S. Treasury has expressed concern that U.S. holders of American Depositary Receipts, or “ADRs,” may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an ADR and the issuer of the security underlying the ADR has taken actions inconsistent with the ownership of the underlying security by the person claiming the credit, such as a disposition of such security. Such actions would also be inconsistent with the claiming of the qualified dividend income rate by certain non-corporate U.S. Holders, as described below. Accordingly, the availability of the qualified dividend income rate for dividends received by certain non-corporate U.S. Holders could be affected by future actions that may be taken by the U.S. Treasury and/or intermediaries in the chain of ownership between the holder of the ADSs and our company.
Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares
     Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” the gross amount of distributions made by us with respect to the ADSs or ordinary shares generally will be included in your gross income in the year received as ordinary dividend income, but only to the extent that the distribution is treated as paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends would generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
     To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. However, we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
     Under current law and with respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be “qualified dividend income” that is taxed at the reduced maximum rate of 15%, provided that certain conditions are satisfied, including: (1) the ADSs or ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company for both our taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period requirements are met. Internal Revenue Service authority indicates that common or ordinary stock, or an American depositary receipt in respect of such stock, is considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States when it is listed on the New York Stock Exchange.

     There is no assurance, however, that any dividends paid on our ADSs or ordinary shares will be eligible for the reduced tax rate. Any dividends paid by us that are not eligible for the preferential rate will be taxed as ordinary income to a non-corporate U.S. Holder. You should consult your tax advisors regarding the availability of the qualified dividend income rate with respect to our ADSs or ordinary shares, including the effects of any change in law after the date of this registration statement.
     Dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally be “passive category income.”
Taxation of a Disposition of ADSs or Ordinary Shares
     Subject to the passive foreign investment company rules discussed below under “Passive Foreign Investment Company,” you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ADS or ordinary share and your tax basis (in U.S. dollars) in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced long-term capital gains tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.
Passive Foreign Investment Company
     We do not believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for the taxable year ended March 31, 2009, and we do not expect to be considered a PFIC for U.S. federal income tax purposes for the taxable year ending March 31, 2010. However, the application of the PFIC rules is subject to ambiguity in several respects and, in addition, whether we are a PFIC is determined annually (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for the current taxable year ending March 31, 2010 or any future taxable year.
     A non-U.S. corporation is considered a PFIC for any taxable year if either:
•	at least 75% of its gross income is passive income (the “Income Test”), or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “Asset Test”).
     We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
     We must make a separate determination each year as to whether we are a PFIC. As a result, it is possible that our PFIC status will change. In particular, our PFIC status under the Asset Test will generally be determined by using the market price of our ADSs and ordinary shares, which is likely to fluctuate over time, to calculate the total value of our assets. Accordingly, fluctuations in the market price of the ADSs or ordinary shares may result in our being a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the substantial amount of cash that we currently have on hand. If we are classified as a PFIC for any year during which you hold ADSs or ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which you hold ADSs or ordinary shares.
     If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:
•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
     The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.
     Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark to market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares” would not apply.
     The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We have listed our ADSs on the New York Stock Exchange and, consequently, provided the ADSs continue to be regularly traded thereon, if you are a holder of ADSs, the mark-to-market election would be available to you were we to be or become a PFIC.
     If a non-U.S. corporation is a PFIC, a holder of shares in that corporation may elect out of the general PFIC rules discussed above by making a “qualified electing fund” election to include its pro rata share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to our company only if we agree to furnish you annually with certain tax information and we do not presently intend to prepare or provide such information.
     If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares.
     You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.
Information Reporting and Backup Withholding
     Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%, unless the conditions of an applicable exception are satisfied. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
     Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

ENFORCEABILITY OF CIVIL LIABILITIES
     We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.
     Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
     Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     We have appointed Law Debenture Corporate Services Inc., located at 4th Floor, 400 Madison Avenue, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
     Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Global Law Office, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive personal judgment obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based on such judgment of the U.S. court provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.
     Global Law Office has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. So, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file with and furnish reports to the SEC, including annual reports on Form 20-F. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
     The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with, or furnished by us to, the SEC, may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov). You can find additional information about us at our website, http://www.longtop.com. The information contained on, or linked from, our website is not a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:
•	Our registration of American Depositary Shares evidenced by American Depositary Receipts on Form F-6 (File No. 333-146783) filed with the SEC on October 18, 2007;

•	The section “Description of American Depositary Shares” in the final prospectus for our initial public offering filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on October 24, 2007 with respect to our Registration Statement on Form F-1 (File No. 333-146437);

•	Our Annual Report on Form 20-F for the year ended March 31, 2009 (File No. 001-33722), filed with the SEC on June 29, 2009;

•	Our Report on Form 6-K furnished to the SEC on November 16, 2009; and

•	All of our future Annual Reports on Form 20-F and any report on Form 6-K where we indicate in the report that it is incorporated by reference into this prospectus, until all of the securities offered by this prospectus are sold.
     You may obtain copies of these filings free of charge by writing to us at Longtop Financial Technologies Limited, 15/F, Block A, Chuangxin Building, Software Park, Xiamen 361005, People’s Republic of China, Attn.: Chief Financial Officer, by telephoning us at +86-592-2396888 or emailing ir@longtop.com.
     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
     You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

LEGAL MATTERS
     Certain matters of United States federal securities law and New York law relating to this offering will be passed upon for us by Goulston & Storrs, P.C. The validity of the ordinary shares represented by the ADSs offered in this offering and certain other legal matters with respect to the laws of the Cayman Islands will be passed upon for us by Conyers Dill & Pearman. Certain matters of the laws of the People’s Republic of China relating to this offering will be passed upon for us by Global Law Office.
EXPERTS
     The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended March 31, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109” and (2) express an unqualified opinion on the effectiveness of our company’s internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 30/F, Bund Center, 222 Yan An Road East, Shanghai 20002, People’s Republic of China.